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                                                                    EXHIBIT 99.2

                         [Thousand Trails, Inc. logo]

                             FOR IMMEDIATE RELEASE
                             ---------------------

                        THOUSAND TRAILS, INC ANNOUNCES
                  ACCEPTANCE OF SENIOR SUBORDINATED PIK NOTES
                         IN DUTCH AUCTION TENDER OFFER

     Dallas, Texas, June 24, 1997 -- Thousand Trails, Inc. (OTC:TRLS) announced today that it intends to accept $13.4 million principal amount of its Senior Subordinated Pay-In-Kind Notes Due 2003 ("Notes") tendered to it in its Dutch auction tender offer that expired on June 18, 1997. The average price of the Notes to be accepted for purchase is $897 per $1,000 of principal amount. A total of $32.5 million principal amount of Notes were tendered. Thousand Trails intends to accept all Notes tendered at prices less than $900 per $1,000 of principal amount, and it intends to accept Notes tendered at $900 per $1,000 of principal amount on a pro rata basis.

     The offer commenced on May 20, 1997, pursuant to the offer, a registered holder of Notes could tender its Notes at from $800 per $1,000 of principal amount to $900 per $1,000 of principal amount, in integral multiples of $5 of principal amount, plus a percentage of accrued interest equal to the percentage of principal at which such Notes were tendered. In the offer, Thousand Trails offered to spend a total of $12 million to purchase the principal amount of Notes, plus an amount for accrued interest.

     Fleet National Bank, as the Depository for the tender offer, will mail checks for the accepted Notes and return the unaccepted Notes to the tendering Noteholders in accordance with the Offer to Purchaser document and no later than June 25, 1997.

     Thousand Trials will borrow $12.6 million under its amended Loan Agreement with Foothill Capital Corporation to fund its purchase of Notes pursuant to the offer.

     Thousand Trials and its subsidiaries own and operate a system of 58 membership-based campgrounds located in 19 states and British Columbia, Canada, serving 123,000 members at March 31, 1997. Thousand Trails also provides a reciprocal use program for members of approximately 300 recreational facilities.

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For further information contact:

Harry J. White, Jr., (972) 243-2228

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